Exhibit 10.24
November 23, 2005
Newell V. Starks
1205 Kennan Rd.
Austin, TX 78746
Dear Newell:
     This letter will confirm the details of your severance arrangement with Stratos International, Inc. effective upon termination of your employment with Stratos on September 14, 2005.
     You will be paid as severance the following benefits:
•	One year of salary at a rate equal to your annual salary as of your resignation on September 14, 2005. To be paid weekly until the first pay period of Calendar 2006 in which the remaining severance will be paid in a lump sum;

•	3% match to Stratos’ 401K plan; and

•	Three years of healthcare coverage on the same terms and conditions as provided to other salaried Stratos employees.
In consideration of these benefits, you agree to release Stratos and its affiliates as Employee releases, forever discharges and covenants not to sue or otherwise initiate legal proceedings against and further agrees to release and discharge Employer or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns (collectively, “Released Parties”), with respect to any and all claims, rights, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, from the beginning of time to the date of this Agreement. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, federal and state wage and hour laws, the Illinois Constitution, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and any other federal, state or local statute, law, regulation, ordinance, or order, and claims arising under common law, contract, implied contract, public policy or tort. Employee expressly waives his right to any relief of any kind should any administrative agency pursue any claim on Employee’s behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that any claims Employee may

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have under this Agreement or any claim for unemployment compensation are not released. Furthermore, notwithstanding the foregoing release of all claims, it is understood and agreed that any claims Employee may have under any employee benefit plans other than the Severance Plan are not released.
     If the foregoing correctly sets forth the terms and conditions of our mutual understanding and agreement in this regard, please signify by signing in the space below and returning a copy of this letter to me.

Very truly yours Phillip A. Harris, Chief Executive Officer

Agreed and accepted as of
__________ __, 2005

Newell V. Starks

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